UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 31, 2006

RUDDICK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina (State of Incorporation)	1-6905 (Commission File Number)	56-0905940 (IRS Employer Identification No.)

301 South Tryon Street, Suite 1800
Charlotte, North Carolina 28202
(Address of principal executive offices, including zip code)

(704) 372-5404
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 1.02.    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
ITEM 8.01.    OTHER EVENTS.

On March 31, 2006, Ruddick Corporation (the "Company") issued a press release announcing that, effective March 31, 2006, Thomas W. Dickson has been named the new Chairman of the Board of Directors and that Alan T. Dickson and R. Stuart Dickson have retired from their positions as Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors, respectively.  In addition to serving as the Chairman of the Board, Thomas Dickson will continue to serve as the Company's President and Chief Executive Officer and Alan and Stuart Dickson will each continue to serve as members of the Board of Directors.  A copy of the press release is furnished as Exhibit 99.1 to this report.  Additionally, the Board of Directors has decided to discontinue the use of a standing Executive Committee, effective March 31, 2006.

As Chairman of the Board and Chairman of the Executive Committee, Alan Dickson and Stuart Dickson, respectively, were entitled to compensation consisting generally of a $30,000 annual fee, certain insurance benefits, use of Company aircraft, facilities and personnel and payment of club dues and assessments (the "Compensation Package") (please refer to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 for a summary of this compensation arrangement).  In accordance with the terms of the Compensation Package, since Alan and Stuart Dickson have retired from their respective leadership positions on the Board, they will no longer receive these benefits.  However, in recognition of each of their 38 years of service as Company executives and their invaluable contributions to the Company, upon the approval of the Board of Directors, the Company has entered into a new Supplemental Executive Retirement Plan with each of Alan and Stuart Dickson (together, the "Plans") that will provide each an annual life-time payment in the amount of $98,000, which will be paid in equal monthly installments.  Copies of the Plans are filed as exhibits 10.1 and 10.2 hereto.  Each of the Plans is effective as of March 31, 2006, and the first of the monthly payments will begin on April 1, 2006.  Alan and Stuart Dickson will be permitted to continue to use the Company's parking facilities and administrative support for personal purposes, but will be required to reimburse the Company for such usage.  Consistent with past practice, each of them may also request to use Company aircraft for personal purposes, subject to availability and approval by the Company.  No reimbursement to the Company is currently required for such use, nor is reimbursement expected to be required in the future.  However, IRS regulations require reporting of such use as taxable income to the individual, determined in accordance with rates prescribed by those regulations.  They will continue to receive the retirement benefits earned as employees with the Company and, as long as they continue as non-employee directors of the Company, each will continue to receive the annual fees, meeting fees and other compensation that the Company pays its non-employee directors from time to time.

In connection with the approval of the Plans, the Company expects to record a pre-tax charge of approximately $1.5 million in its second quarter of fiscal 2006.  The charge represents the present value of all future benefits expected to be paid under the Plans using actuarial assumptions.

As previously disclosed in its press release dated February 2, 2006, the Company's consolidated earnings before income taxes for the second quarter of fiscal 2006 will be positively impacted by an investment gain of approximately $4.0 million that will be recognized for the sale of a real estate investment that occurred in January, 2006.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

 (d)        Exhibits.

 The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.1	Ruddick Corporation Supplemental Executive Retirement Plan for the Benefit of Alan T. Dickson effective March 31, 2006.
10.2	Ruddick Corporation Supplemental Executive Retirement Plan for the Benefit of R. Stuart Dickson effective March 31, 2006.
99.1	News Release disseminated on March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUDDICK CORPORATION
By: /s/ JOHN B. WOODLIEF John B. Woodlief Vice President - Finance and Chief Financial Officer

Dated:  March 31, 2006

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.1	Ruddick Corporation Supplemental Executive Retirement Plan for the Benefit of Alan T. Dickson effective March 31, 2006.
10.2	Ruddick Corporation Supplemental Executive Retirement Plan for the Benefit of R. Stuart Dickson effective March 31, 2006.
99.1	News Release disseminated on March 31, 2006.